EXHIBIT 10.14

OVERNITE CORPORATION

Stock Option Agreement

THIS AGREEMENT dated as of the      day of                 , 200    , between OVERNITE CORPORATION, a Virginia corporation (the “Company”), and                                          (the “Participant”), is made pursuant and subject to the provisions of the Overnite Corporation Stock Incentive Plan (the “Plan”), a copy of which has been made available to Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of Option. Pursuant to the Plan, the Company, on                         , 200     (the “Date of Grant”) granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and Option to purchase from the Company all or any part of an aggregate of                  shares of Common Stock at the option price of $    .     per share. This Option is not intended to be an “incentive stock option” under Section 422 of the Code. Such Option will be exercisable as hereinafter provided.

2. Terms and Conditions. This Option is subject to the following terms and conditions:

(a) Expiration Date. This Option shall expire at 11:59 p.m. on the day preceding the tenth anniversary of the Date of Grant (the “Expiration Date”).

(b) Exercise of Option. Except as provided in subparagraph 2(e) and paragraph 3, 4, or 5, this Option shall be exercisable with respect to all or part of the shares of Common Stock subject to this Option on the second anniversary of the Date of Grant. Once this Option becomes exercisable in accordance with the preceding sentence it shall continue to be exercisable until the Expiration Date or, if sooner, the termination of Participant’s employment for Cause or the termination of Participant’s rights under paragraph 5. A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

(c) Method of Exercise and Payment for Shares. This Option shall be exercised by written notice delivered to the attention of the Company’s Secretary at the Company’s principal executive office. The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the option price in full, in cash or cash equivalent acceptable to the Committee, or, with the consent of the Committee, by the surrender of shares of Common Stock with an aggregate Fair Market Value (determined as of the preceding business day) which, together with any cash or cash equivalent paid by Participant, is not less than the option price of the number of shares of Common Stock for which the Option is being exercised.

(d) Transferability. This Option is nontransferable except that this Option may be transferred by will or by the laws of descent and distribution.

(e) Change in Control. This Option shall be immediately exercisable with respect to all or part of the shares of Common Stock that remain subject to this Option in the event of a Change in Control. In the event this Option becomes exercisable under the preceding sentence, this Option shall remain exercisable until the Expiration Date.

3. Exercise in the Event of Death. In the event Participant remains in the continuous employ of the Company of an Affiliate from the Date of Grant until Participant’s death, this Option shall be exercisable with respect to all of the shares of Common Stock that remain subject to this Option. If this Option becomes exercisable under the preceding sentence, it may be exercised for all or part of the shares of Common Stock that remain subject to this Option by Participant’s estate, or the person or persons to whom his rights under this Option shall pass by will or the laws of descent and distribution. Participant’s estate or such persons may exercise this Option during the remainder of the period preceding the Expiration Date.

4. Exercise in the Event of Disability. In the event Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the termination of Participant’s employment because Participant is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code (“Permanently and Totally Disabled”), this Option shall be exercisable with respect to all of the shares of Common Stock that remain subject to this Option. If the Option becomes exercisable under the preceding sentence, Participant may exercise this Option for all or part of the shares of Common Stock that remain subject to this Option during the remainder of the period preceding the Expiration Date.

5. Exercise After Termination of Employment. Except as provided in subparagraph 2(e) (which shall govern in the event of a Change in Control), in the event Participant ceases to be employed by the Company and its Affiliates for any reason other than death or his becoming Permanently and Totally Disabled, this Option may be exercised for all or part of the shares of Common Stock that Participant was entitled to purchase under subparagraph 2(b) on the date of termination. If this Option becomes exercisable under the preceding sentence, Participant may exercise this Option during the remainder of the period preceding the Expiration Date or, if earlier, the ninetieth day after termination of employment.

6. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

7. Change in Capital Structure. The terms of this Option shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

9. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

10. Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to Participant and agrees to be bound by all the terms and provisions thereof.

11. No Right to Continued Employment. This Option does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

12. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

13. Tax Withholding. Participant shall make arrangements, satisfactory to the Company, for the satisfaction of income and employment tax withholding requirements related to the exercise of the Option. In accordance with procedures established by the Committee, Participant may surrender shares of Common Stock, including shares issuable upon the exercise of the Option, in satisfaction of the tax withholding requirement; provided, however, that the number of shares surrendered or withheld shall be determined using the Fair Market Value of the Common Stock on the date the Option is exercised and the minimum rate at which income and employment taxes must be withheld.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

OVERNITE CORPORATION

Participant